Exhibit 99.1

August 31, 2012
<<Rep Name >>
<<Address1>>
<<Address2>>
<<City, State, ZIP>>

Re: Distributions from Wells Real Estate Fund XIV Property Sales

Dear Financial Representative:

We are providing you and your clients with an estimate of anticipated distribution of net proceeds from the sale of certain properties owned by Wells Real Estate Fund XIV, in which your clients have invested. For your reference, we have enclosed the following:

•	A sample of the letter sent to your client(s) who will be receiving a distribution of net sale proceeds.

•	A list of your clients who will be receiving letters, including the current distribution instructions we have on file and the estimated amounts of the distributions.

We expect to distribute these net sale proceeds in November 2012. Our General Partners continually monitor the operating and capital needs of the Partnership. Thus, should a change in circumstances prior to the intended distribution date require our General Partners to reevaluate our reserve requirements, it is possible that this distribution may not occur, or that distributions may be made at a lower amount.

If we do not receive updated distribution instructions from your client(s) by October 1, 2012 and they did not previously have instructions on file, Wells will default to distributing funds as follows:

•
Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within the IRA in order to avoid creating any unwanted tax liability. The funds will remain in this Money Market account within the IRA until Reliance receives instructions from your client(s). Please note that a Reliance distribution election form must be completed by the investor in order to distribute funds out of the IRA.

•	Account(s) with a third-party Custodian other than Reliance Trust Company: A check will be sent directly to the third-party custodian.

•	Direct-Held Account(s) (with no Custodian): A check will be sent directly to the primary address of record.

Should you have any questions, please contact a Wells Client Services Specialist at 800-557-4830, Monday through Friday.

Thank you for your support of Wells Real Estate Funds.

Sincerely,
Steve Franklin, Ph.D.
Chief Sales Officer

Enclosures

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

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